                         ARTHUR ANDERSEN LLP



               Report of Independent Public Accountants
               ----------------------------------------



To CMS Energy Corporation:

We have reviewed the accompanying balance sheets of CONSUMERS GAS GROUP (representing a business unit of Consumers Power Company ("Consumers") and its wholly-owned subsidiary, Michigan Gas Storage Company) as of March 31, 1996 and 1995, and the related statements of income, common stockholders' equity and cash flows for the three-month and twelve-month periods then ended. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the balance sheet of Consumers Gas Group as of December 31, 1995, and the related statements of income, common stockholders' equity and cash flows for the year then ended (not presented herein), and, in our report dated January 26, 1996, we expressed an unqualified opinion on those statements. In our opinion, the information set forth in the accompanying balance sheet as of December 31, 1995, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.



                                             Arthur Andersen LLP

Detroit, Michigan,
  May 10, 1996.


                                             Consumers Gas Group
                                            Statements of Income
                                                 (Unaudited)


                                                           Three Months Ended           Twelve Months Ended
                                                                March 31                      March 31
                                                            1996         1995            1996          1995
                                                                       In Millions, Except Per Share Amounts

OPERATING REVENUE                                         $  546       $  482          $1,259        $1,105
                                                          -------      -------         -------       -------
OPERATING EXPENSES
  Operation
    Cost of gas sold                                         345          281             735           608
    Other                                                     43           46             194           188
                                                          -------      -------         -------       -------
      Total operation                                        388          327             929           796
  Maintenance                                                  9           10              38            38
  Depreciation, depletion and amortization                    37           33              87            78
  General taxes                                               21           21              54            50
                                                          -------      -------         -------       -------
      Total operating expenses                               455          391           1,108           962
                                                          -------      -------         -------       -------
PRETAX OPERATING INCOME                                       91           91             151           143

INCOME TAXES                                                  32           31              49            44
                                                          -------      -------         -------       -------
NET OPERATING INCOME                                          59           60             102            99
                                                          -------      -------         -------       -------
OTHER INCOME (DEDUCTIONS)
  Other income taxes, net                                      -           (1)              1             -
  Other, net                                                  (1)           -              (1)           (2)
                                                          -------      -------         -------       -------
      Total other income (deductions)                         (1)          (1)              -            (2)
                                                          -------      -------         -------       -------
FIXED CHARGES
  Interest on long-term debt                                   8            8              30            30
  Other interest                                               1            1               6             5
  Capitalized interest                                         -            -              (1)           (1)
  Preferred dividends                                          1            1               6             6
                                                          -------      -------         -------       -------
      Net fixed charges                                       10           10              41            40
                                                          -------      -------         -------       -------
NET INCOME                                                $   48       $   49          $   61        $   57
                                                          =======      =======         =======       =======
NET INCOME ATTRIBUTABLE TO CMS ENERGY SHAREHOLDERS
  THROUGH RETAINED INTEREST                               $   36       $   49          $   46        $   57
                                                          =======      =======         =======       =======
NET INCOME ATTRIBUTABLE TO CLASS G SHAREHOLDERS           $   12       $    -          $   15        $    -
                                                          =======      =======         =======       =======
AVERAGE CLASS G COMMON SHARES OUTSTANDING                      8            -               8             -
                                                          =======      =======         =======       =======
EARNINGS PER AVERAGE CLASS G COMMON SHARE                 $ 1.50       $    -          $ 1.90        $    -
                                                          =======      =======         =======       =======
DIVIDENDS DECLARED PER CLASS G COMMON SHARE               $  .28       $    -          $  .84        $    -
                                                          =======      =======         =======       =======


THE ACCOMPANYING CONDENSED NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.



                                             Consumers Gas Group
                                          Statements of Cash Flows
                                                 (Unaudited)



                                                       Three Months Ended      Twelve Months Ended
                                                             March 31                March 31
                                                          1996       1995        1996        1995
                                                                                       In Millions
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                             $  48      $  49       $  61       $  57
    Adjustments to reconcile net income to net cash
      provided by operating activities
        Depreciation, depletion and amortization            37         33          87          78
        Capital lease and other amortization                 1          1           5           4
        Deferred income taxes and investment tax credit      6         16           3          16
        Changes in other assets and liabilities              6         17           5          (9)
        Other                                                -          -           1           1
                                                         ------     ------      ------      ------
          Net cash provided by operating activities         98        116         162         147
                                                         ------     ------      ------      ------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures (excludes assets placed under
    capital lease)                                         (24)       (21)       (127)       (130)
  Cost to retire property, net                              (2)        (2)        (10)         (9)
  Other                                                      1         (1)          4           2
                                                         ------     ------      ------      ------
          Net cash used in investing activities            (25)       (24)       (133)       (137)
                                                         ------     ------      ------      ------
CASH FLOWS FROM FINANCING ACTIVITIES
  Increase (decrease) in notes payable, net                (90)       (89)          5          10
  Payment of common stock dividends                         (9)         -         (67)        (38)
  Payment of capital lease obligations                      (1)        (1)         (5)         (4)
  Proceeds from long-term note                              22          -          22           -
  Contribution from CMS Energy stockholders                  3          -          21          22
  Repayment of bank loans and other long-term debt           -         (2)         (6)       (103)
  Proceeds from bank loans and other long-term debt          -          -           -          89
                                                         ------     ------      ------      ------
          Net cash used in financing activities            (75)       (92)        (30)        (24)
                                                         ------     ------      ------      ------
NET INCREASE (DECREASE) IN CASH AND TEMPORARY
  CASH INVESTMENTS                                          (2)         -          (1)        (14)

CASH AND TEMPORARY CASH INVESTMENTS, BEGINNING OF PERIOD     5          4           4          18
                                                         ------     ------      ------      ------
CASH AND TEMPORARY CASH INVESTMENTS, END OF PERIOD       $   3      $   4       $   3       $   4
                                                         ======     ======      ======      ======


THE ACCOMPANYING CONDENSED NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.



                                             Consumers Gas Group
                                               Balance Sheets


                                                                       March 31                    March 31
                                                                         1996      December 31       1995
                                                                     (Unaudited)       1995      (Unaudited)
                                                                                                 In Millions
                                         ASSETS
PLANT (At original cost)
  Plant                                                                 $2,207        $2,169        $2,078
  Less accumulated depreciation, depletion and amortization              1,216         1,179         1,145
                                                                        ------        ------        ------
                                                                           991           990           933
  Construction work-in-progress                                             48            55            50
                                                                        ------        ------        ------
                                                                         1,039         1,045           983
                                                                        ------        ------        ------

CURRENT ASSETS
  Cash and temporary cash investments at cost,
    which approximates market                                                3             5             4
  Accounts receivable and accrued revenue, less
    allowances of $1, $2 and $2, respectively (Note 6)                     254            99           170
  Inventories at average cost
    Gas in underground storage                                              39           184            80
    Materials and supplies                                                  10            10            10
  Trunkline settlement                                                      30            30            30
  Deferred income taxes                                                      8             9             8
  Prepayments and other                                                     39            49            35
                                                                        ------        ------        ------
                                                                           383           386           337
                                                                        ------        ------        ------

NON-CURRENT ASSETS
  Postretirement benefits                                                  162           161           157
  Trunkline settlement                                                      17            25            48
  Deferred income taxes                                                     14            14             -
  Other                                                                     59            59            71
                                                                        ------        ------        ------
                                                                           252           259           276
                                                                        ------        ------        ------
TOTAL ASSETS                                                            $1,674        $1,690        $1,596
                                                                        ======        ======        ======







                                                                       March 31                    March 31
                                                                         1996      December 31       1995
                                                                     (Unaudited)       1995      (Unaudited)
                                                                                                 In Millions
                    STOCKHOLDERS' INVESTMENT AND LIABILITIES
CAPITALIZATION
  Common stockholders' equity                                           $  381        $  339        $  366
  Preferred stock                                                           78            78            78
  Long-term debt                                                           433           411           425
  Non-current portion of capital leases                                     20            20            18
                                                                        ------        ------        ------
                                                                           912           848           887
                                                                        ------        ------        ------
CURRENT LIABILITIES
  Current portion of long-term debt and capital leases                      23            23            12
  Notes payable                                                             15           105            10
  Accounts payable                                                          84            79            59
  Accrued taxes                                                             70            66            53
  Trunkline settlement                                                      30            30            30
  Accrued refunds                                                           25            20            25
  Accrued interest                                                           6             7             6
  Other                                                                     46            52            43
                                                                        ------        ------        ------
                                                                           299           382           238
                                                                        ------        ------        ------
NON-CURRENT LIABILITIES
  Postretirement benefits                                                  178           175           175
  Regulatory liabilities for income taxes, net                             167           162           148
  Deferred investment tax credit                                            28            28            29
  Trunkline settlement                                                      18            25            48
  Deferred income taxes                                                      -             -             1
  Other                                                                     72            70            70
                                                                        ------        ------        ------
                                                                           463           460           471
                                                                        ------        ------        ------

COMMITMENTS AND CONTINGENCIES (Notes 3 and 4)

TOTAL STOCKHOLDERS' INVESTMENT AND LIABILITIES                          $1,674        $1,690        $1,596
                                                                        ======        ======        ======


THE ACCOMPANYING CONDENSED NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.



                                             Consumers Gas Group
                                  Statements of Common Stockholders' Equity
                                                 (Unaudited)



                                                       Three Months Ended           Twelve Months Ended
                                                            March 31                     March 31
                                                        1996        1995              1996        1995
                                                                                            In Millions
COMMON STOCK
  At beginning and end of period                      $  184      $  184            $  184      $  184
                                                      -------     -------           -------     -------
OTHER PAID-IN CAPITAL
  At beginning of period                                 125         107               107          85
  CMS Energy stockholders' contribution                    3           -                21          22
                                                      -------     -------           -------     -------
    At end of period                                     128         107               128         107
                                                      -------     -------           -------     -------
RETAINED EARNINGS
  At beginning of period                                  30          26                75          56
  Net income                                              48          49                61          57
  Common stock dividends declared                         (9)          -               (67)        (38)
                                                      -------     -------           -------     -------
    At end of period                                      69          75                69          75
                                                      -------     -------           -------     -------
TOTAL COMMON STOCKHOLDERS' EQUITY                     $  381      $  366            $  381      $  366
                                                      =======     =======           =======     =======


THE ACCOMPANYING CONDENSED NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.


                         Consumers Gas Group
                    Notes to Financial Statements


1:   Corporate Structure

CMS Energy is the parent holding company of Consumers and Enterprises. Consumers, a combination electric and gas utility company serving the Lower Peninsula of Michigan, is the principal subsidiary of CMS Energy. For further information regarding the business of CMS Energy, see the Notes to the Consolidated Financial Statements of CMS Energy included and incorporated by reference herein.

In 1995, CMS Energy issued a total of 7.62 million shares of Class G Common Stock. This new class of common stock reflects the separate performance of the gas distribution, storage and transportation businesses conducted by Consumers and Michigan Gas Storage (collectively, Consumers Gas Group). For further information regarding the Class G Common Stock, see Note 8 to the Consolidated Financial Statements of CMS Energy included and incorporated by reference herein.

These financial statements and their related notes should be read along with the financial statements and notes contained in the 1995 Form 10-K of CMS Energy that includes the Report of Independent Public Accountants, included and incorporated by reference herein.


2:   Earnings Per Share and Dividends

Earnings per share, for the twelve month period ended March 31, 1996, reflect the performance of the Consumers Gas Group since the initial issuance of the Class G Common Stock during the third quarter of 1995.
The Class G Common Stock participates in earnings and dividends from the issue date. The earnings (loss) attributable to such common stock and the related amounts per share are computed by considering the weighted average number of common shares outstanding.

Earnings (loss) attributable to outstanding Class G Common Stock are equal to the Consumers Gas Group's net income (loss) multiplied by a fraction, the numerator is the weighted average number of Outstanding Shares during the period and the denominator represents the weighted average number of Outstanding Shares and Retained Interest Shares during the period. The earnings attributable to Class G Common Stock on a per share basis, for the three months ended March 31, 1996, are based on 23.72 percent of the earnings of the Consumers Gas Group.

Earnings per share are omitted from the statements of income, for the periods ended March 31, 1995, since the Class G Common Stock was not part of the equity structure of CMS Energy. For purpose of analysis, following are pro forma data for the three months ended March 31, 1995, and the year ended December 31, 1995, which give effect to the issuance and sale of
7.52 million shares of Class G Common Stock (representing 23.50 percent of the equity attributable to the Consumers Gas Group) on January 1, 1994.

                             In Millions, Except Per Share Amounts
                             -------------------------------------
                              Actual         Pro Forma   Pro Forma
                  Three Months EndedThree Months Ended  Year Ended
                            March 31          March 31 December 31
                                1996              1995        1995
                       -------------     ------------- -----------
Consumers Gas Group
 Net Income                    $  48             $  49       $  62

Net Income attributable to
 CMS Energy Common Stock
 through Retained Interest     $  36             $  37       $  47

Net Income attributable to
 outstanding Class G
 Common Stock                  $  12             $  12       $  15

Average shares outstanding
 of Class G Common Stock       7.627             7.520       7.536

Earnings per share
 attributable to outstanding
 Class G Common Stock          $1.50             $1.55       $1.93

The portion of Consumers' common dividends attributed to the Consumers Gas Group, for periods prior to the July 1995 issuance of the Class G Common Stock, have been reflected in the financial statements. These dividend amounts were allocated based on the ratio of the Consumers Gas Group's net income to Consumers' consolidated net income after dividends on preferred stock. This ratio was then applied to Consumers' total dividend payments for these periods. Dividends declared on the Class G Common Stock following the issuance are also reflected in the financial statements. In July and October 1995, and January and April 1996, the Board of Directors declared quarterly dividends of $.28 per share on Class G Common Stock.


3:   Rate Matters

For information regarding rate matters directly affecting the Consumers Gas Group, see the "Gas Rates" and "GCR Matters" discussions in Note 3 to the Consolidated Financial Statements of CMS Energy included and incorporated by reference herein.


4:   Commitments and Contingencies

Capital Expenditures: The Consumers Gas Group estimates capital expenditures, including new lease commitments, will be $130 million for 1996, $110 million for 1997 and $105 million for 1998. These estimates include an attributed portion of Consumers' anticipated capital expenditures for common plant and equipment.

For further information regarding commitments and contingencies directly affecting the Consumers Gas Group (including those involving former manufactured gas plant sites), see the "Environmental Matters," and "Other" discussions in Note 4 to the Consolidated Financial Statements of CMS Energy included and incorporated by reference herein.


5:   Supplemental Cash Flow Information

For purposes of the Statement of Cash Flows, all highly liquid investments with an original maturity of three months or less are considered cash equivalents. Consumers Gas Group's other cash flow activities and non-cash investing and financing activities for the periods ended March 31 were:

                                                        In Millions
                            Three Months Ended  Twelve Months Ended
                             1996         1995   1996          1995
                             ----         ----   ----          ----
Cash transactions
  Interest paid (net
    of amounts capitalized)   $ 9         $ 10   $ 34          $ 32
  Income taxes paid
    (net of refunds)            2            -     27            31

Non-cash transactions
  Assets placed under
    capital lease             $ -         $  1   $  1          $  5
  Capital leases refinanced     -            -      9             -


6:   Short-Term and Long-Term Financings

Consumers' short-term and long-term financings are discussed in Note 7 to the Consolidated Financial Statements of CMS Energy included and incorporated by reference herein.

Consumers generally manages its short-term financings on a centralized consolidated basis. The portion of receivables sold attributable to the Consumers Gas Group at March 31, 1996 and 1995, is estimated by management to be $141 million and $135 million, respectively. Accounts receivable and accrued revenue in the balance sheets have been reduced to reflect receivables sold. The portions of short-term debt and receivables sold attributed to Consumers Gas Group reflect the high utilization of short-term borrowing to finance the purchase of gas for storage in the summer and fall periods. Management believes these allocations to be reasonable.

                         Consumers Gas Group
                Management's Discussion and Analysis


In 1995, CMS Energy issued a total of 7.62 million shares of Class G Common Stock. This new class of common stock reflects the separate performance of the gas distribution, storage and transportation businesses conducted by Consumers and Michigan Gas Storage (collectively, Consumers Gas Group). Accordingly, this MD&A should be read along with the MD&A in the 1995 Form 10-K of CMS Energy.

CMS Energy is the parent holding company of Consumers and CMS Enterprises Company. Consumers, a combination electric and gas utility company serving the Lower Peninsula of Michigan, is the principal subsidiary of CMS Energy. For further information regarding the businesses of CMS Energy, including the nature and issuance of the Class G Common Stock, see the MD&A of CMS Energy included and incorporated by reference herein.


Earnings for the quarters ended March 31, 1996 and 1995

For the first quarter of 1996, net income for the Consumers Gas Group was $48 million, compared to $49 million for the comparable 1995 period. The decrease in net income is affected by the reversal, during the three months ended March 1995 period, of a gas contract contingency which benefited the 1995 period (see Note 3 to the Consolidated Financial Statements of CMS Energy included and incorporated by reference herein). Additionally, during the first quarter of 1996, there were higher gas deliveries resulting from customer additions and load conversions to natural gas from alternative fuels and colder weather than experienced in the first quarter of 1995.


Earnings for the 12 months ended March 31, 1996 and 1995

Net income for the Consumers Gas Group for the 12 months ended March 31, 1996 totaled $61 million compared to $57 million for the 12 months ended March 31, 1995. The increase in 1996 net income reflects higher gas deliveries and higher operating expenses during the 12-months ended March 1996 period compared to the 12 months ended March 1995 period. Also affecting the comparison of net income for the 12 months ended March 31, 1996 and 1995 periods was the reversal, during the 12 months ended March 1995 period, of previously recorded gas contingencies (see Note 3 to the Consolidated Financial Statements of CMS Energy included and incorporated by reference herein).


Cash Position, Financing and Investing

Consumers Gas Group's cash requirements are met by its operating and financing activities. Consumers Gas Group's cash from operations is derived mainly from Consumers' sale and transportation of natural gas. Cash from operations for the first quarters of 1996 and 1995 totaled $98 million and $116 million, respectively. The $18 million decrease primarily reflects the timing of cash payments related to Consumers' operations. Consumers Gas Group primarily uses its operating cash to maintain and expand its gas utility transmission and distribution systems and to retire portions of its long-term debt and pay dividends.

Financing Activities: Net cash used in financing activities in the first quarters of 1996 and 1995 totaled $75 million and $92 million, respectively. The $17 million decrease reflects increased cash, primarily resulting from the sale of Trust Originated Preferred Securities, partially offset by increased cash used to pay common stock dividends.

Investing Activities: Net cash used in financing activities totaled $25 million and $24 million for the first quarters of 1996 and 1995, respectively. Increased cash used for capital expenditures was principally offset by reduced costs to retire property.

Financing and Investing Outlook: Consumers has an agreement permitting the sales of certain accounts receivable for up to $500 million. At March 31, 1996, receivables sold totaled $280 million. Consumers Gas Group's attributed portion of such receivables sold totaled $141 million.

For further information, see CMS Energy's MD&A included and incorporated by reference herein.


Results of Operations

For Consumers Gas Group's results of operations, see "Consumers Gas Group Results of Operations" in CMS Energy's MD&A included and incorporated by reference herein.


Gas Issues

For Consumers Gas Group's discussion of Gas Rate Proceedings, GCR Matters and Environmental Matters, see "Consumers Gas Group Issues" in
CMS Energy's MD&A included and incorporated by reference herein.


Forward-Looking Information

Capital Expenditures: CMS Energy estimates that capital expenditures for the Consumers Gas Group, including new lease commitments, will total $345 million over the next three years.

                                                    In Millions
Years Ended December 31                  1996     1997     1998
                                         ----     ----     ----
  Gas Utility (a)                        $121     $107     $102
  Michigan Gas Storage                      9        3        3
                                         ----     ----     ----
                                         $130     $110     $105
                                         ====     ====     ====

(a) Includes a portion of anticipated capital expenditures common to Consumers' gas and electric utility businesses.

These capital expenditures are estimates prepared for planning purposes and are subject to revision. Consumers Gas Group expects that cash from operations and the ability to access debt markets will provide necessary working capital and liquidity to fund future capital expenditures, required debt payments and other cash needs in the foreseeable future.

For further information regarding Consumers Gas Group's forward looking information, see the "Gas Outlook, Competition and Deliveries" and "Other Forward Looking Information" discussions in CMS Energy's MD&A included and incorporated by reference herein.